Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below is the bases for the computation of earnings per share for the periods shown.

                                            Three Months Ended March 31,

Earnings (loss) Per Common Share               2001                2000
                                          ---------------       ------------
     Basic                                   $(0.29)              $(3.21)

     Average Shares Outstanding              822,250              54,166

     Diluted                                 $(0.29)              $(3.21)

     Average Shares Outstanding              822,250              54,166